Exhibit 99.1

News Release
Investor Contact:
Philipp Mueller, +1 281 809 9088, investor.relations@bhge.com

Media Contact:
Stephanie Cathcart, +1 202 549 6462, stephanie.cathcart@bhge.com
Melanie Kania, +1 713 439 8303, melanie.kania@bhge.com
Baker Hughes, a GE company Announces First Quarter 2019 Results

•	Orders of $5.7 billion for the quarter, down 17% sequentially and up 9% year-over-year

•	Revenue of $5.6 billion for the quarter, down 10% sequentially and up 4% year-over-year

•	GAAP operating income of $176 million for the quarter, decreased $206 million sequentially and increased $217 million year-over-year

•	Adjusted operating income (a non-GAAP measure) of $273 million for the quarter, down 45% sequentially and up 20% year-over-year*

•	GAAP diluted earnings per share of $0.06 for the quarter which included $0.09 per share of adjusting items. Adjusted diluted earnings per share (a non-GAAP measure) were $0.15*

•	Cash flows used from operating activities were $(184) million for the quarter. Free cash flow (a non-GAAP measure) for the quarter was $(419) million*
*The Company presents its financial results in accordance with GAAP. However, management believes that using additional non-GAAP measures will enhance the evaluation of the profitability of the Company and its ongoing operations. Please see Tables 1a, 1b and 1c for a reconciliation of GAAP to non-GAAP financial measures.

Baker Hughes, a GE company News Release
Baker Hughes, a GE company Announces First Quarter 2019 Results

LONDON & HOUSTON (April 30, 2019) – Baker Hughes, a GE company (NYSE: BHGE) ("BHGE" or the "Company") announced results today for the first quarter of 2019.

	Three Months Ended			Variance
(in millions except per share amounts)	March 31, 2019	December 31, 2018	March 31, 2018	Sequential	Year-over-year
Orders	$5,693	$6,884	$5,238	(17)%	9%
Revenue	5,615	6,264	5,399	(10)%	4%
Operating income (loss)	176	382	(41)	(54)%	F
Adjusted operating income (non-GAAP)*	273	498	228	(45)%	20%
Net income attributable to BHGE	32	131	70	(76)%	(55)%
Adjusted net income (non-GAAP) attributable to BHGE*	76	120	38	(37)%	99%
EPS attributable to Class A shareholders	0.06	0.28	0.17	(78)%	(63)%
Adjusted EPS (non-GAAP) attributable to Class A shareholders*	0.15	0.26	0.09	(43)%	63%
Cash flow from operating activities	(184)	1,090	294	U	U
Free cash flow (non-GAAP)*	(419)	876	226	U	U
*These are non-GAAP financial measures. See section entitled "Charges and Credits" for a reconciliation from GAAP.
"F" is used in most instances when variance is above 100%. Additionally, "U" is used in most instances when variance is below (100)%.

“BHGE delivered a solid first quarter against a backdrop of stabilizing global oil and gas markets. U.S. rig count dropped slightly less than expected, and international activity remained steady. The LNG market is very active. While the speed of the recovery varies across these markets, we see our Company positioned to benefit from multiple growth drivers,” said Lorenzo Simonelli, BHGE Chairman and Chief Executive Officer.

“In the first quarter, we booked $5.7 billion in orders, driven by year-over-year growth in three of our four segments. We delivered $5.6 billion in revenue and adjusted operating income in the quarter was $273 million.

“In Oilfield Services (OFS), we saw typical seasonal declines in volume sequentially, and strong year-over-year growth across all product lines. In the quarter, we continued to execute in our core well construction product lines, and re-entered a number of markets globally by securing large, multi-year awards from customers. We remain focused on re-gaining profitable share in critical markets and improving margins.

“In Oilfield Equipment (OFE), we delivered another strong orders quarter, winning major contract awards across a number of subsea projects. Our new approach to subsea development, Subsea Connect, continues to gain traction with customers and was central in our wins with BP on their Tortue project and Beach Energy.  We continue to leverage early customer engagement, modular technology and life-of-field planning to lower cost and improve cycle times.

“Our Turbomachinery & Process Solutions (TPS) segment saw continued activity in the LNG market, with further progress on several major projects. In the first quarter, we secured contract awards to provide turbomachinery equipment for the Golden Pass LNG export facility and BP’s Tortue Floating LNG project.

Baker Hughes, a GE company News Release
Baker Hughes, a GE company Announces First Quarter 2019 Results

We remain at the forefront of technology and solutions for the LNG market and are well positioned as new projects are sanctioned.

“In Digital Solutions (DS), we continue to drive growth with customers across end markets such as electronics, automotive, aviation and additive manufacturing. We are leveraging the strength of our measurement, sensing, and inspection technology portfolios to launch new products for our customers.

“In summary, we have a positive outlook across a number of end markets. Strengthening international markets will have the largest positive impact on our business, while operators in North America will continually re-evaluate their spending plans. The next wave of LNG projects will be positive for us, and we continue to see encouraging signs in the offshore market,” concluded Simonelli.

Baker Hughes, a GE company News Release
Baker Hughes, a GE company Announces First Quarter 2019 Results

Quarter Highlights

Customer Wins

BHGE’s OFS segment secured a large, multi-year wireline contract with Petrobras to provide services for a large portion of the customer’s shallow and deepwater wells offshore Brazil, re-entering the market after several years.

The OFS team also won a number of significant Drilling and Completion Fluids (DCF) contracts in Asia Pacific, North America, and the Middle East, displacing competitors and driving growth for BHGE. In Malaysia, OFS won the first DCF award in the country after almost five years. In North America, OFS won its first significant drilling fluids award in the Permian in several years. In Kuwait, OFS took the leading DCF position in the country.

During the quarter, BHGE's new Subsea Connect strategy led to a number of important contract wins in the OFE business. Together with McDermott, BHGE will provide subsea umbilicals, risers and flowlines and subsea production system equipment for BP's Greater Tortue Ahmeyim natural gas project. The award follows 12 months of close collaboration and co-location among the teams to define the right approach, technology and equipment for the project. The companies will continue to work closely to drive efficiencies and reduce lead times.

OFE was also awarded a subsea production contract by Beach Energy for the Otway Project, a natural gas field offshore South Australia. BHGE will provide seven medium-water horizontal trees, seven associated subsea control systems, and seven wellheads. The project will utilize a combination of global and local teams, building on BHGE’s strong presence and experience in Australia.

In the quarter, TPS secured an award to provide turbomachinery equipment for ExxonMobil and Qatar Petroleum’s 16 MTPA Golden Pass LNG export facility. BHGE will provide six heavy-duty Frame 7 gas turbines driving 12 centrifugal compressors for the plant. The gas turbine technology BHGE is deploying is the most utilized large industrial gas turbine in the LNG market, with almost 80 units in operation in 13 countries.

Also during the quarter, the TPS team won an award to provide turbocompressor technology for the 2.5 MTPA BP Tortue FLNG project. The Company will provide PGT25+G4 aeroderivative gas turbine-technology for four compressor trains. This solution is well proven in similar FLNG applications, achieving best-in-class reliability and availability rates. This award, together with the subsea win on the Tortue project, demonstrates the strength and breadth of the Company’s fullstream portfolio for offshore gas fields.

TPS also made progress in its on- and offshore production segment, securing a key win in Saudi Arabia for the Berri Oilfield located off the eastern coast of Ras Tanura. TPS will provide four high-efficiency electric motor driven compression trains. Once completed, the project will be capable of producing an additional 250,000 barrels of crude oil per day. This demonstrates BHGE’s commitment to Saudi Arabia's IKTVA program, driving local development and economic growth across the kingdom.

During the quarter, Frost and Sullivan recognized DS' Industrial Inspection business as the global market leader in industrial CT applications in 2018.

Baker Hughes, a GE company News Release
Baker Hughes, a GE company Announces First Quarter 2019 Results

Technology & Innovation

Also in the quarter, BHGE’s OFS business opened a new Motors Center of Excellence in Oklahoma City, bringing innovation, manufacturing and repair and maintenance activities closer to customers. The center’s location will enable shorter turnaround times, lower shipping costs and improved margins.

TPS was selected by KBR to provide turbomachinery technology for KBR's standardized mid-scale LNG design. The design will feature BHGE's LM2500+G5 and LM6000PF gas turbines, which will provide ideal power ratings, speed and power flexibility, long maintenance intervals, and industry leading efficiencies for KBR-designed facilities. This partnership builds on the companies’ well-established 40-year history and partnership successfully delivering LNG projects.

The DS segment introduced Lumen, a ground- and drone-based advanced methane detection and reduction system. Using advanced data analysis, this technology provides methane concentration data to customers in real time, helping reduce emissions and increase safety.

Executing for Customers

BHGE’s latest line of drilling motors is helping operators drill faster and longer laterals in the Permian Basin. In the first quarter, a customer used BHGE’s Navi-Drill Duramax motor to drill 7,652 ft in 80 drilling hours, a 30% rate-of-penetration (ROP) improvement versus the offset well, saving the customer three days in rig time. The system has drilled 41 runs to date with ROP improvements averaging between 25-40% versus offset wells.

OFS’ leading drilling portfolio continues to deliver strong performance in challenging drilling environments globally. In the Gulf of Mexico, a customer deployed BHGE’s AutoTrak™ rotary steerable system to drill the longest slim hole side track in the region after an incumbent could not execute the scope of work required. In Asia Pacific, BHGE’s comprehensive drilling solution delivered a complex horizontal section for a customer in the Weiyuan Shale in under 10 days, a new record for the basin.

Baker Hughes, a GE company News Release
Baker Hughes, a GE company Announces First Quarter 2019 Results

Consolidated Results by Reporting Segment*
Consolidated Orders by Reporting Segment

(in millions)	Three Months Ended			Variance
Consolidated segment orders	March 31, 2019	December 31, 2018	March 31, 2018	Sequential	Year-over-year
Oilfield Services	$2,997	$3,051	$2,640	(2)%	14%
Oilfield Equipment	766	1,041	499	(26)%	54%
Turbomachinery & Process Solutions	1,271	2,123	1,450	(40)%	(12)%
Digital Solutions	659	668	649	(1)%	2%
Total	$5,693	$6,884	$5,238	(17)%	9%

Orders for the quarter were $5,693 million, down 17% sequentially and up 9% year-over-year. The sequential decrease was a result of seasonality in all product companies.
Year-over-year, the orders growth was driven by Oilfield Equipment, Oilfield Services, and Digital Solutions, partially offset by a decline in Turbomachinery and Process Solutions orders. Year-over-year equipment orders were up 17% and service orders were up 4%.
The Company's total book-to-bill ratio in the quarter was 1.0; the equipment book-to-bill ratio in the quarter was 1.0.
Remaining Performance Obligations (RPO) in the first quarter ended at $20.5 billion, a decrease of $0.5 billion from the fourth quarter of 2018. Equipment RPO was $5.5 billion, down 5% sequentially. Services RPO was $15.0 billion, down 1% sequentially.
Consolidated Revenue by Reporting Segment

(in millions)	Three Months Ended			Variance
Consolidated segment revenue	March 31, 2019	December 31, 2018	March 31, 2018	Sequential	Year-over-year
Oilfield Services	$2,986	$3,062	$2,678	(3)%	12%
Oilfield Equipment	735	729	664	1%	11%
Turbomachinery & Process Solutions	1,302	1,782	1,460	(27)%	(11)%
Digital Solutions	592	691	598	(14)%	(1)%
Total	$5,615	$6,264	$5,399	(10)%	4%
Revenue for the quarter was $5,615 million, a decline of 10%, sequentially. The decline was driven primarily by seasonality across most businesses. Turbomachinery and Process Solutions was down 27%, Digital Solutions was down 14%, and Oilfield Services was down 3%, partially offset with Oilfield Equipment up 1%.
Compared to the same quarter last year, revenue was up 4%. Oilfield Services was up 12%, Oilfield Equipment was up 11%, partially offset with Turbomachinery & Process Solutions down 11%, and Digital Solutions down 1%.

Baker Hughes, a GE company News Release
Baker Hughes, a GE company Announces First Quarter 2019 Results

Consolidated Operating Income (Loss) by Reporting Segment

(in millions)	Three Months Ended			Variance
Segment operating income (loss)	March 31, 2019	December 31, 2018	March 31, 2018	Sequential	Year-over-year
Oilfield Services	$176	$224	$141	(22)%	25%
Oilfield Equipment	12	12	(6)	(5)%	F
Turbomachinery & Process Solutions	118	257	119	(54)%	(1)%
Digital Solutions	68	115	73	(41)%	(6)%
Total segment operating income	373	609	327	(39)%	14%
Corporate	(100)	(110)	(98)	9%	(2)%
Inventory impairment	—	(16)	(61)	100%	100%
Restructuring, impairment & other charges	(62)	(59)	(162)	(6)%	62%
Separation and merger related costs	(34)	(41)	(46)	18%	27%
Operating income (loss)	176	382	(41)	(54)%	F
Adjusted operating income**	$273	$498	$228	(45)%	20%
**Non-GAAP measure (see Table 1a in the section entitled “Charges and Credits” for a reconciliation from GAAP).
"F" is used in most instances when variance is above 100%. Additionally, "U" is used in most instances when variance is below (100)%.
On a GAAP basis, operating income for the first quarter of 2019 was $176 million. Operating income declined $206 million sequentially and increased $217 million year-over-year. Total segment operating income was $373 million for the first quarter of 2019, down 39% sequentially and up 14% year-over-year.
Adjusted operating income (a non-GAAP measure) for the first quarter of 2019 was $273 million, which excludes adjustments totaling $97 million before tax, mainly related to restructuring charges and separation and merger related costs. A complete list of the adjusting items and associated reconciliation from GAAP has been provided in Table 1a in the section entitled “Charges and Credits.” Adjusted operating income for the first quarter was down 45% sequentially, driven primarily by lower volume in Turbomachinery & Process Solutions and Digital Solutions. Adjusted operating income was up 20% year-over-year driven by increased volume and productivity.
Depreciation and amortization for the first quarter of 2019 was $350 million.
Corporate costs were $100 million in the first quarter of 2019, down 9% sequentially and up 2% year-over-year.

Baker Hughes, a GE company News Release
Baker Hughes, a GE company Announces First Quarter 2019 Results

Other Financial Items

Income tax expense in the first quarter of 2019 was $67 million.

GAAP diluted earnings per share were $0.06. Adjusted diluted earnings per share were $0.15. Excluded from adjusted diluted earnings per share were all items listed in Table 1a in the section entitled "Charges and Credits" as well as the "other adjustments (non-operating)" found in Table 1b.
Cash flows from operating activities were $(184) million for the first quarter of 2019. Free cash flow (a non-GAAP measure) for the quarter was $(419) million. A reconciliation from GAAP has been provided in Table 1c in the section entitled "Charges and Credits."
Capital expenditures, net of proceeds from disposal of assets, were $235 million for the first quarter of 2019.

Baker Hughes, a GE company News Release
Baker Hughes, a GE company Announces First Quarter 2019 Results

Results by Reporting Segment
The following segment discussions and variance explanations are intended to reflect management's view of the relevant comparisons of financial results on a sequential or year-over-year basis, depending on the business dynamics of the reporting segments.
Oilfield Services

(in millions)	Three Months Ended			Variance
Oilfield Services	March 31, 2019	December 31, 2018	March 31, 2018	Sequential	Year-over-year
Revenue	$2,986	$3,062	$2,678	(3)%	12%
Operating income	$176	$224	$141	(22)%	25%
Operating income margin	5.9%	7.3%	5.3%	(1.4)pts	0.6pts
Oilfield Services (OFS) revenue of $2,986 million for the first quarter declined by $77 million, or 3%, sequentially.
North America revenue was $1,156 million, down 6% sequentially. International revenue was $1,830 million, flat sequentially, driven by increases in the Middle East and Sub-saharan Africa, offset by declines in Europe and Asia. From a product line perspective, the sequential decrease of 3% in OFS was driven primarily by Completions, Pressure Pumping, and Artificial Lift.
Segment operating income before tax for the quarter was $176 million, down $48 million, or 22%, sequentially, primarily driven by lower volume and decreased cost productivity.
Oilfield Equipment

(in millions)	Three Months Ended			Variance
Oilfield Equipment	March 31, 2019	December 31, 2018	March 31, 2018	Sequential	Year-over-year
Orders	$766	$1,041	$499	(26)%	54%
Revenue	$735	$729	$664	1%	11%
Operating income (loss)	$12	$12	$(6)	(5)%	F
Operating income (loss) margin	1.6%	1.7%	(0.9)%	(0.1)pts	2.5pts
Oilfield Equipment (OFE) orders were up $267 million, or 54%, year-over-year, driven primarily by higher equipment order intake. Equipment orders were up over 82% driven by higher order volume in the Subsea Production Systems business. Service orders were up 21% primarily driven by higher order intake in the Subsea Services business.
OFE revenue of $735 million for the quarter increased $71 million, or 11%, year-over-year. The increase was driven by higher volume in the Subsea Production Systems business, Subsea Services business, and Subsea Drilling Systems business. These increases were partially offset by lower volume in the Flexible Pipe business.
Segment operating income before tax for the quarter was $12 million, up $18 million year-over-year. The increase was driven by higher volume and better cost productivity.

Baker Hughes, a GE company News Release
Baker Hughes, a GE company Announces First Quarter 2019 Results

Turbomachinery & Process Solutions

(in millions)	Three Months Ended			Variance
Turbomachinery & Process Solutions	March 31, 2019	December 31, 2018	March 31, 2018	Sequential	Year-over-year
Orders	$1,271	$2,123	$1,450	(40)%	(12)%
Revenue	$1,302	$1,782	$1,460	(27)%	(11)%
Operating income	$118	$257	$119	(54)%	(1)%
Operating income margin	9.1%	14.4%	8.2%	(5.3)pts	0.9pts
Turbomachinery & Process Solutions (TPS) orders were down 12% year-over-year. Equipment orders were down 14% driven by lower equipment installations. Service orders were down 12% driven primarily by lower upgrades, partially offset by higher transactional services orders.
TPS revenue of $1,302 million for the quarter decreased 11%, year-over-year. The decrease was driven by lower equipment installation volume, lower services upgrades, and the sale of the Natural Gas Solutions business, partially offset by higher contractual services revenue. Equipment revenue in the quarter represented 35% of total segment revenue, and Service revenue represented 65% of total segment revenue.
Segment operating income before tax for the quarter was $118 million, down 1% year-over-year. The decrease was driven primarily by lower volume, and the sale of the Natural Gas Solutions business, partially offset with higher cost productivity.
Digital Solutions

(in millions)	Three Months Ended			Variance
Digital Solutions	March 31, 2019	December 31, 2018	March 31, 2018	Sequential	Year-over-year
Orders	$659	$668	$649	(1)%	2%
Revenue	$592	$691	$598	(14)%	(1)%
Operating income	$68	$115	$73	(41)%	(6)%
Operating income margin	11.5%	16.7%	12.2%	(5.2)pts	(0.7)pts
Digital Solutions (DS) orders were up 2% year-over-year, driven primarily by higher order intake in the Bently, Inspection Technologies and Measurement & Sensing businesses.
DS revenue of $592 million for the quarter decreased 1% year-over-year, mainly driven by the lower volume in the Controls and Software businesses, partially offset by higher volume in the Measurement & Sensing and Pipeline & Process Solutions businesses.
Segment operating income before tax for the quarter was $68 million, down 6% year-over-year. The decrease year-over-year was primarily driven by unfavorable product mix.
*Certain columns and rows may not sum up due to the use of rounded numbers.

Baker Hughes, a GE company News Release
Baker Hughes, a GE company Announces First Quarter 2019 Results

Charges & Credits*
Table 1a. Reconciliation of GAAP and Adjusted Operating Income/(Loss)

	Three Months Ended
(in millions)	March 31, 2019	December 31, 2018	March 31, 2018
Operating income (loss) (GAAP)	$176	$382	$(41)
Separation, merger & integration related costs	34	41	46
Restructuring & other	62	59	162
Inventory impairment	—	16	61
Total operating income adjustments	97	116	269
Adjusted operating income (non-GAAP)	$273	$498	$228

Table 1a reconciles operating income (loss), which is the directly comparable financial result determined in accordance with Generally Accepted Accounting Principles (GAAP), to adjusted operating income (loss) (a non-GAAP financial measure). Adjusted operating income excludes the impact of certain identified items.
Table 1b. Reconciliation of GAAP and Non-GAAP Net Income/(Loss)

	Three Months Ended
(in millions, except per share amounts)	March 31, 2019	December 31, 2018	March 31, 2018
Net income attributable to BHGE (GAAP)	$32	$131	$70
Total operating income adjustments (identified items)	97	116	269
Other adjustments (non-operating) (1)	—	(152)	(124)
Tax on total adjustments	(9)	(3)	(24)
Total adjustments, net of income tax	88	(39)	121
Less: adjustments attributable to noncontrolling interests	44	(27)	153
Adjustments attributable to BHGE	44	(12)	(32)
Adjusted net income attributable to BHGE (non-GAAP)	$76	$120	$38

Denominator:
Weighted-average shares of Class A common stock outstanding diluted	516	463	422
Adjusted earnings per Class A share— diluted (non-GAAP)	$0.15	$0.26	$0.09

(1)	4Q'18: Primarily driven by gain on sale of business; 1Q'18: Primarily driven by the impact of US tax reform.
Table 1b reconciles net income attributable to BHGE, which is the directly comparable financial result determined in accordance with GAAP, to adjusted net income attributable to BHGE (a non-GAAP financial measure). Adjusted net income attributable to BHGE excludes the impact of certain identified items.

Baker Hughes, a GE company News Release
Baker Hughes, a GE company Announces First Quarter 2019 Results

Table 1c. Reconciliation of Cash Flow From Operating Activities to Free Cash Flow

	Three Months Ended
(in millions)	March 31, 2019	December 31, 2018	March 31, 2018
Cash flow from (used in) operating activities (GAAP)	$(184)	$1,090	$294
Add: cash used in capital expenditures, net of proceeds from disposal of assets	(235)	(214)	(69)
Free cash flow (non-GAAP)	$(419)	$876	$226
Table 1c reconciles net cash flows from operating activities, which is the directly comparable financial result determined in accordance with GAAP, to free cash flow (a non-GAAP financial measure). Free cash flow is defined as net cash flows from (used in) operating activities less expenditures for capital assets plus proceeds from disposal of assets.

Management provides non-GAAP financial measures in Tables 1a, 1b, and 1c because it believes such measures are widely accepted financial indicators used by investors and analysts to analyze and compare companies on the basis of operating performance and liquidity, and that these measures may be used by investors to make informed investment decisions.
*Certain columns and rows may not sum up due to the use of rounded numbers.

Baker Hughes, a GE company News Release
Baker Hughes, a GE company Announces First Quarter 2019 Results

Financial Tables (GAAP)
Condensed Consolidated Statements of Income (Loss)
(Unaudited)

	Three Months Ended March 31,
(In millions, except per share amounts)	2019	2018
Revenue	$5,615	$5,399
Costs and expenses:
Cost of revenue	4,639	4,558
Selling, general and administrative expenses	704	674
Restructuring, impairment and other	62	162
Separation and merger related costs	34	46
Total costs and expenses	5,439	5,440
Operating income (loss)	176	(41)
Other non operating income, net	21	2
Interest expense, net	(59)	(46)
Income (loss) before income taxes and equity in loss of affiliate	138	(85)
Equity in loss of affiliate	—	(20)
Benefit (provision) for income taxes	(67)	86
Net income (loss)	71	(19)
Less: Net income (loss) attributable to noncontrolling interests	39	(89)
Net income attributable to Baker Hughes, a GE company	$32	$70

Per share amounts:
Basic and diluted income per Class A common share	$0.06	$0.17

Cash dividend per Class A common share	$0.18	$0.18

Baker Hughes, a GE company News Release
Baker Hughes, a GE company Announces First Quarter 2019 Results

Condensed Consolidated Statements of Financial Position
(Unaudited)

(In millions)	March 31, 2019	December 31, 2018
ASSETS
Current Assets:
Cash and cash equivalents (1)	$3,073	$3,723
Current receivables, net	6,319	5,969
Inventories, net	4,871	4,620
All other current assets	649	659
Total current assets	14,912	14,971
Property, plant and equipment, less accumulated depreciation	6,218	6,228
Goodwill	20,762	20,717
Other intangible assets, net	5,663	5,719
Contract and other deferred assets	1,808	1,894
All other assets	3,766	2,910
Total assets (1)	$53,129	$52,439
LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable	$3,918	$4,025
Short-term debt and current portion of long-term debt (1)	906	942
Progress collections and deferred income	1,923	1,765
All other current liabilities	2,305	2,288
Total current liabilities	9,052	9,020
Long-term debt	6,270	6,285
Liabilities for pensions and other employee benefits	1,033	1,018
All other liabilities	1,688	1,103
Equity	35,086	35,013
Total liabilities and equity	$53,129	$52,439

(1)
Total assets include $861 million and $896 million of assets held on behalf of GE, of which $717 million and $747 million is cash and cash equivalents and $144 million and $149 million is investment securities at March 31, 2019 and December 31, 2018, respectively, and a corresponding amount of liability is reported in short-term borrowings.

Baker Hughes, a GE company News Release
Baker Hughes, a GE company Announces First Quarter 2019 Results

Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended March 31,
(In millions)	2019	2018
Cash flows from operating activities:
Net income (loss)	$71	$(19)
Adjustments to reconcile net income (loss) to net cash flows from (used in) operating activities:
Depreciation and amortization	350	388
Working capital and other operating items, net	(605)	(75)
Net cash flows from (used in) operating activities	(184)	294
Cash flows from investing activities:
Expenditures for capital assets, net of proceeds from disposal of assets	(235)	(69)
Other investing items, net	(21)	(65)
Net cash flows used in investing activities	(256)	(134)
Cash flows from financing activities:
Repayment of long-term debt	(12)	(648)
Dividends paid	(93)	(76)
Distributions to noncontrolling interest	(94)	(127)
Repurchase of Class A common stock	—	(190)
Repurchase of common units from GE by BHGE LLC	—	(323)
Other financing items, net	(33)	(189)
Net cash flows used in financing activities	(232)	(1,553)
Effect of currency exchange rate changes on cash and cash equivalents	22	(6)
Decrease in cash and cash equivalents	(650)	(1,399)
Cash and cash equivalents, beginning of period	3,723	7,030
Cash and cash equivalents, end of period	$3,073	$5,631

Baker Hughes, a GE company News Release
Baker Hughes, a GE company Announces First Quarter 2019 Results

Supplemental Financial Information
Supplemental financial information can be found on the Company’s website at: investors.bhge.com in the Financial Information section under Quarterly Results.
Conference Call and Webcast
The Company has scheduled an investor conference call to discuss management’s outlook and the results reported in today’s earnings announcement. The call will begin at 9:30 a.m. Eastern time, 8:30 a.m. Central time on Tuesday, April 30, 2019, the content of which is not part of this earnings release. A slide presentation providing summary financial and statistical information that will be discussed on the call will also be posted to the Company’s website and available for real-time viewing at investors.bhge.com. The conference call will be broadcast live via a webcast and can be accessed by visiting the Events and Presentations page on the Company’s website at: investors.bhge.com. An archived version of the webcast will be available on the website for one month following the webcast.
Forward-Looking Statements
This news release (and oral statements made regarding the subjects of this release) may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, (each a “forward-looking statement”). The words “anticipate,” “believe,” “ensure,” “expect,” “if,” “intend,” “estimate,” “project,” “foresee,” “forecasts,” “predict,” “outlook,” “aim,” “will,” “could,” “should,” “potential,” “would,” “may,” “probable,” “likely,” and similar expressions, and the negative thereof, are intended to identify forward-looking statements. There are many risks and uncertainties that could cause actual results to differ materially from our forward-looking statements. These forward-looking statements are also affected by the risk factors described in the Company’s annual report on Form 10-K for the annual period ended December 31, 2018 and those set forth from time to time in other filings with the Securities and Exchange Commission (“SEC”). The documents are available through the Company’s website at: www.investors.bhge.com or through the SEC’s Electronic Data Gathering and Analysis Retrieval (“EDGAR”) system at: www.sec.gov. We undertake no obligation to publicly update or revise any forward-looking statement.

Our expectations regarding our business outlook and business plans; the business plans of our customers; oil and natural gas market conditions; cost and availability of resources; economic, legal and regulatory conditions, and other matters are only our forecasts regarding these matters.

These forward-looking statements, including forecasts, may be substantially different from actual results, which are affected by many risks, along with the following risk factors and the timing of any of these risk factors:

Integration and separation activities - the ability to successfully integrate Baker Hughes with GE Oil & Gas, including operations, technologies, products and services; and at the same time, reduce and / or eliminate our dependencies on GE.

Economic and political conditions - the impact of worldwide economic conditions; the effect that declines in credit availability may have on worldwide economic growth and demand for hydrocarbons; foreign currency exchange fluctuations and changes in the capital markets in locations where we operate; and the impact of government disruptions.

Dependence on GE - any failure by GE to supply products and services to us in accordance with applicable contractual terms could have a material effect on our business.

Baker Hughes, a GE company News Release
Baker Hughes, a GE company Announces First Quarter 2019 Results

Orders and RPO - our ability to execute on orders and RPO in accordance with agreed specifications, terms and conditions and convert those orders and RPO to revenue and cash.

Oil and gas market conditions - the level of petroleum industry exploration, development and production expenditures; the price of, volatility in pricing of, and the demand for crude oil and natural gas; drilling activity; drilling permits for and regulation of the shelf and the deepwater drilling; excess productive capacity; crude and product inventories; liquefied natural gas supply and demand; seasonal and other adverse weather conditions that affect the demand for energy; severe weather conditions that affect exploration and production activities; Organization of Petroleum Exporting Countries (“OPEC”) policy and the adherence by OPEC nations to their OPEC production quotas.

Terrorism and geopolitical risks - war, military action, terrorist activities or extended periods of international conflict, particularly involving any petroleum-producing or -consuming regions; labor disruptions, civil unrest or security conditions where we operate; potentially burdensome taxation, expropriation of assets by governmental action; cybersecurity risks and cyber incidents or attacks; epidemic outbreaks.
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Baker Hughes, a GE company (NYSE: BHGE) is the world’s first and only fullstream provider of integrated oilfield products, services and digital solutions. We deploy minds and machines to enhance customer productivity, safety and environmental stewardship, while minimizing costs and risks at every step of the energy value chain. With operations in over 120 countries, we infuse over a century of experience with the spirit of a startup - inventing smarter ways to bring energy to the world. For more information on Baker Hughes, a GE company visit: www.bhge.com.